Exhibit 99.1

Medicine Man Technologies Enters into an Exclusive Licensing Agreement for Future Canadian Based Deployment

DENVER, CO, July 17, 2018 --- Medicine Man Technologies Inc. (OTCQB: MDCL) (“Medicine Man Technologies” or “Company”), one of the United States' leading cannabis branding and consulting companies today announced an exclusive licensing agreement with Canada House Wellness Group Inc. (CSE: CHV) (“Canada House”), through its wholly owned subsidiary Abba Medix Corp., for deployment of its intellectual property and product lines (Three a Light ®, Success Nutrients ®, General Intellectual Property) into the Canadian marketplace.

The licensing agreement calls for an initial payment of $4.65M (CAD) in the form of cash and stock for licensing of Medicine Man Technologies intellectual property, product lines, and assignment of an existing Cultivation MAX agreement to Canada House. Medicine Man Technologies will also be entitled to revenue-based fees related to this deployment over the duration of the license agreement and will be assisting Canada House’s marketing efforts.

Medicine Man Technologies’ current CEO, Mr. Brett Roper and members of the team will be working extensively with the Canada House Wellness team through the balance of this year to assist with transition and product development, in particular focusing on the deployment of a highly efficient network of newly announced micro-cultivator license types in Canada as well as other goods and service offerings.

Brett Roper, Medicine Man Technologies’ co-founder and CEO commented, “We are very excited to be aligning ourselves with the Canada House team as they focus on their growth and value goals in the Canadian Cannabis marketplace. In particular, this agreement provides potential future cost-based advantages to Canada House and craft based micro-cultivators in the evolving supply chain, providing a more viable financial operating basis. These types of opportunities facilitate the creation of additional jobs and infrastructure investments that will be very nimble and not tied down to any particular geographic area, also allowing for substantially less investment risk as we continue down this evolutionary path.”

We are delighted to be working with Medicine Man Technologies, a leader in Cannabis cultivation technologies.” says Riley McGee, President of Abba Medix Corp. “By helping us improve our yields and quality, we believe that we will be a leading provider to the medical cannabis market and amongst one of the more sustainable and profitable companies in the industry. Our technology leadership will also be of immense benefit to the emerging micro-grower market.”

Andy Williams, Chairperson of Medicine Man Technologies’ Board of Directors added, “This new venture represents a milestone for our Company in that we believe this will be the first of many such geographically defined partnerships. We are also working on several other new opportunities that I believe will provide for extraordinary additional growth of our brand and corresponding revenues. I want to thank both Brett as well as Riley McGee and the rest of Canada House’s team for their extensive work on getting this project to fruition."

Joshua Haupt, Medicine Man Technologies’ Chief Revenue Officer stated, “As I observed in our April press release, this market segment for cultivators will require a hyper competitive footprint as it relates to the 200 square meter canopy limitation and I believe that our cultivation efficiency and performance will provide these talented growers with a distinct advantage in achieving low cost production of quality tested ‘craft’ based cannabis to the marketplace in Canada. I look forward to working with our new partner, Canada House in growing their client footprint to assist these entrepreneurs to achieve maximum efficiency and quality in their gardens.”

About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, the Company has provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has or has had active clients in California, Iowa, Oregon, Colorado, Nevada, Illinois, Michigan, Arkansas, Pennsylvania, Florida, Ohio, Maryland, New York, Massachusetts, Puerto Rico, Canada, Australia, Germany, and South Africa. We continue to focus on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will "share" the ever-improving experience and knowledge of the network, and 5) continuing the expansion of our Brands Warehouse concept through entry into industry based cooperative agreements and pursuing other acquisitions as they prove suitable to our overall business development strategy.

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About Canada House Wellness Group Inc.

Canada House is the parent company of Marijuana for Trauma Inc., Knalysis Technologies and Abba Medix Corp. The Company’s goal is to become a marketplace leader through strategic partnerships, mergers, and acquisitions to create a fully integrated cannabis therapy company. For more information please visit https://www.canadahouse.ca. or www.sedar.com

For further information, please contact:

Canada House Wellness Group Inc.

Chris Churchill-Smith

CEO

514-313-0102

chris.smith@canadahouse.ca

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

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For more information, visit us at - www.medicinemantechnologies.com or www.threealight.com

Contact Information:

KCSA Strategic Communications

MDCL@kcsa.com

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